ImmuCell Announces Second Quarter 2016 Financial Results

PORTLAND, ME -- (Marketwired - August 11, 2016) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced financial results for its second quarter ended June 30, 2016.

2016 Second Quarter Financial Overview:

--  Total sales of $2.4 million increased by 21%, or $415,000, during the second quarter of 2016 compared to the second quarter of 2015;
--  Total sales of $5.4 million increased by 6%, or $300,000, during the six-month period ended June 30, 2016 compared to the same period ended
    June 30, 2015;
--  Total sales of $10.5 million increased by 17%, or $1.5 million, during the twelve-month period ended June 30, 2016 (trailing twelve months)
    compared to the same period ended June 30, 2015;
--  Net (loss) of ($9,000), or ($0.00) per share, during second quarter 2016
    (primarily attributable to an increase in selling, administrative and product development expenses) was in contrast to net income of $94,000, or $0.03 per diluted share, during second quarter 2015;
--  Net income of $443,000, or $0.11 per diluted share, during the six-month period ended June 30, 2016 compared to net income of $573,000, or $0.18 per diluted share, during the same period ended June 30, 2015;
--  Cash, cash equivalents, short-term investments and long-term investments increased to $10.8 million at June 30, 2016 from $6.5 million at
    December 31, 2015;
--  Net working capital increased to $11.9 million at June 30, 2016 from
    $7.1 million at December 31, 2015; and
--  Stockholders' equity increased to $16.3 million at June 30, 2016 from
    $10.6 million at December 31, 2015.

Management's Discussion:

"Second quarter 2016 sales were up 21% to $2.4 million in comparison to the second quarter of 2015. It is important to compare second quarter to second quarter because first quarter sales are historically the strongest of the year as the first quarter is the prime beef calving season," commented Michael F. Brigham, President and CEO of ImmuCell. "With our enhanced manufacturing capabilities fully online, we ended the just completed quarter by reducing the backlog of orders to $365,000 at June 30, 2016 from $1.7 million at March 31, 2016. The backlog amount was $1.5 million and $1.3 million as of June 30, 2015 and March 31, 2015, respectively."

Noting that the gross margin as a percentage of product sales decreased to 52% during the second quarter of 2016 from 58% during the second quarter of 2015, while holding level at 60% for both of the twelve-month periods ended June 30, 2016 and 2015, Mr. Brigham added, "In order to procure the necessary amount of milk to meet the growing demand for First Defense®, we need to bring more cows into our production program. We tend to experience a decrease in yield from new cows, which increases our costs of goods sold. This is a necessary cost required to grow our production output. However, as cows are fully integrated into the program, we expect that yields will begin to increase, benefiting our costs of goods sold."

"We continue to execute on the two core components of our business strategy," further commented Mr. Brigham. "First, we are expanding the market penetration of First Defense®, our best-in-class treatment for calf scours, by introducing the product to new customers and communicating how it provides Immediate Immunity™ to newborn dairy and beef calves, generating a dependable return on investment. We hope to receive regulatory approval in 2017 for the addition of a bovine rotavirus disease claim to our existing claims against E. coli and coronavirus infections. That would enable us to bring the first passive antibody product with this breadth of disease claims to market. Second, we are advancing the development of Mast Out®, our novel treatment for subclinical mastitis in lactating dairy cows. Our groundbreaking product innovation is unlike all other antibiotic treatments on the market today. Our goal is to revolutionize the way mastitis is treated by making treatment of subclinical infections economically feasible by not requiring a milk discard or meat withhold during, or for a period of time after, treatment. No other product can offer this value proposition."

Presently, mastitis is treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. Nisin is a bacteriocin that is not used in human health and would not contribute to the growing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria ("superbugs").

"Our current cash, together with cash flow from operations and the available debt facility, provides a road map to complete the development of Mast Out® and bring the product to market," continued Mr. Brigham. "The last stage in this product development initiative is to construct and equip a facility to produce Nisin, the active ingredient in Mast Out®. Our preliminary budget for this project is approximately $17.5 million, and we aim to complete the construction and installation work by the end of 2017. This would keep us on our expected timeline for achieving FDA approval in 2019."

Other Financial Results for Second Quarter 2016:

Sales of the First Defense® product line increased by 24% during the three-month period ended June 30, 2016 in comparison to the second quarter of 2015. Sales of the First Defense® product line increased by 4% during the six-month period ended June 30, 2016 in comparison to the same period ended June 30, 2015. Sales of the First Defense® product line increased by 15% during the twelve-month period ended June 30, 2016 in comparison to the same period ended June 30, 2015. This new level of sales demand exceeded the Company's production capacity and available inventory, resulting in a backlog of First Defense® orders. The investments to increase liquid processing production capacity by 50% were completed during fourth quarter 2015 and to increase freeze-drying production capacity by 100% were completed at the end of the first quarter of 2016. This capacity expansion allowed the Company to significantly reduce the backlog of orders as of June 30, 2016.

Selling and administrative expenses increased by 30%, or $193,000, to $838,000 during the second quarter of 2016 as compared to $645,000 during the same period in 2015, aggregating 35% and 33% of product sales during the second quarters of 2016 and 2015, respectively. Selling and administrative expenses increased by 19%, or $249,000, to $1,594,000 during the six-month period ended June 30, 2016 as compared to $1,345,000 during the same period in 2015, aggregating 30% and 27% of product sales during six-month periods ended June 30, 2016 and 2015, respectively.

Product development expenses increased by 40%, or $109,000, to $380,000 during the second quarter of 2016 as compared to $272,000 during the same period in 2015, aggregating 16% and 14% of product sales during the second quarters of 2016 and 2015, respectively. Product development expenses increased by 13%, or $80,000 to $683,000 during the six-month period ended June 30, 2016 as compared to $602,000 during the six-month period ended June 30, 2015, aggregating 13% and 12% of total product sales during these six-month periods, respectively.

Net operating income was $21,000 and $214,000 during the three-month periods ended June 30, 2016 and 2015, respectively. The second quarter of 2016 was the eighth consecutive quarter of positive net operating income. Net operating income was $720,000 and $1,034,000 during the six-month periods ended June 30, 2016 and 2015, respectively.

Conference Call

Interested parties can access the conference call by dialing (844) 855-9502 or (412) 317-5499 at 4:30 PM ET today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10090047.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

                   Condensed Statements of (Loss) Income

                                            (Unaudited)       (Unaudited)
                                           For the Three-  For the Six-Month
                                           Month Periods     Periods Ended
                                           Ended June 30,       June 30,
                                         ----------------- -----------------
(In thousands, except per share amounts)   2016     2015     2016     2015
                                         -------- -------- -------- --------

Product sales                              $2,376   $1,960   $5,362   $5,062
Costs of goods sold                         1,136      829    2,365    2,081
                                         -------- -------- -------- --------
  Gross margin                              1,240    1,131    2,997    2,981

Sales, marketing and administrative
 expenses                                     839      645    1,594    1,345
Product development expenses                  380      272      683      602
                                         -------- -------- -------- --------
    Operating expenses                      1,219      917    2,277    1,947
                                         -------- -------- -------- --------

NET OPERATING INCOME                           21      214      720    1,034

Other expenses, net                            31        7       54       12
                                         -------- -------- -------- --------

(LOSS) INCOME BEFORE INCOME TAXES            (10)
                                                       207      666    1,022

Income tax (benefit) expense                  (1)      113      223      449
                                         -------- -------- -------- --------

NET (LOSS) INCOME                            ($9)      $94     $443     $573
                                         ======== ======== ======== ========

Weighted average common shares
 outstanding:
    Basic                                   4,179    3,035    4,006    3,031
    Diluted                                 4,179    3,156    4,117    3,150
NET (LOSS) INCOME PER SHARE:
    Basic                                 ($0.00)    $0.03    $0.11    $0.19
    Diluted                               ($0.00)    $0.03    $0.11    $0.18

                        Selected Balance Sheet Data

                                               (Unaudited)
                                              As of June 30,  As of December
                                                   2016          31, 2015
                                             --------------- ---------------
(In thousands)
Cash, cash equivalents, short-term and long-
 term investments                                    $10,834          $6,524
Net working capital                                   11,933           7,089
Total assets                                          20,574          14,540
Stockholders' equity                                 $16,307         $10,614

Safe Harbor Statement:

This Press Release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

Contact:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com